Exhibit 99.1

NEWS

For Immediate Release

Contacts:
Marty McDermut
Vitesse
+1.805.388.3700

Amy Feng
The Abernathy MacGregor Group
+1.213.630.6550

Vitesse Appoints Martin S. McDermut as Chief Financial Officer

CAMARILLO, Calif. — August 1, 2011 — Vitesse Semiconductor Corporation (NASDAQ: VTSS), a leading provider of advanced IC solutions for Carrier and Enterprise networks, today announced the appointment of Martin S. McDermut as senior vice president, finance and chief financial officer. Mr. McDermut replaces Rich Yonker who has served as chief financial officer since 2006.

“Marty is an outstanding addition to Vitesse’s senior leadership team,” said Chris Gardner, CEO of Vitesse. “He brings a wealth of experience and a solid financial skill set to the Company. I look forward to partnering with Marty to achieve our financial and strategic objectives as we embark on our next phase of growth.”

Mr. McDermut has more than 25 years of financial management experience including finance, accounting, auditing, general management, capital markets and investor relations. His background ranges from work with private enterprises to large, public, multinational corporations in a variety of industries including high-technology and medical-technology.

“I am very pleased to be joining Vitesse at this important stage in the Company’s corporate development,” said Marty McDermut. “I believe the Company has strong growth potential and I’m proud to be a member of such a strong management team.”

Mr. McDermut was previously the managing director of Avant Advisory Group, a financial advisory and management consulting firm to entrepreneurial and middle market companies. He has also served as chief financial officer for publicly traded companies including Iris International Inc. and Superconductor Technologies Inc. He was a partner at the public accounting firm of Coopers & Lybrand (now known as PricewaterhouseCoopers LLP), where he was the practice leader of the firm’s Los Angeles Entrepreneurial Advisory Services group. Mr. McDermut is a Certified Public Accountant. He holds a B.A. in Economics from the University of Southern California and an M.B.A. in Finance and Accounting from the University of Chicago.

About Vitesse

Vitesse designs, develops and markets a diverse portfolio of high-performance, cost-competitive semiconductor solutions for Carrier and Enterprise networks worldwide. Engineering excellence and dedicated customer service distinguish Vitesse as an industry leader in high-performance Ethernet LAN, WAN, and RAN, Ethernet-over-SONET/SDH, Optical Transport, and best-in-class Signal Integrity and Physical Layer products for Ethernet, Fibre Channel, Serial Attached SCSI, InfiniBand(R), Video, and PCI Express applications. Additional Company and product information is available at http://www.vitesse.com.

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Vitesse is a registered trademark in the United States and/or other jurisdictions of Vitesse Semiconductor Corporation. All other trademarks or registered trademarks mentioned herein are the property of their respective holders.

FORWARD-LOOKING STATEMENTS

This press release contains “forward-looking statements” as described by the Private Securities Litigation Reform Act of 1995 (as amended) that reflect the opinion of Vitesse Semiconductor Corporation and involve certain risks and uncertainties at the time of its release.